Exhibit 4.14

Written Action of the Board of Directors

of

Bank of Florida Corporation

The Board of Directors, by unanimous written action adopt the following resolutions:

WHEREAS, the corporation has adopted the Bank of Florida Corporation 401(k) Plan (the “plan”); and

WHEREAS, the Board of Directors desires that Plan be amended as follows:

a.	Effective July 1, 2009, the fixed match is amended to a discretionary match as set forth on page 13 of the Adoption Agreement, a copy of which is attached hereto as Exhibit “A.”

RESOLVED, that the Third amendment to the Corporation’s adoption agreement presented to the Board of Directors be and the same is hereby approved and adopted; and

FURTHER RESOLVED, that effective as of the date set forth above, the officers of the corporation be and are hereby authorized and directed to execute such amendments as the act and deed of the corporation; and

Dated as of the 18th day of June, 2009.

/s/ John B. James
John B. James
Sr. EVP a Chief Administration Officer

SUMMARY OF MATERIAL MODIFICATIONS

For the

BANK OF FLORIDA CORPORATION 401(K) PLAN

Summary Plan Description

June 9, 2009

TO:	All Plan Participants

DATE:	June 15, 2009

We have made a change to the provisions of the Adoption Agreement for the Plan. To inform you of the change, we are providing you with a Summary of Material Modifications.

Effective July 1, 2009, the fixed match has been discontinued. The plan has been amended to provide for a discretionary match. Until further notice there will be no company match on your salary deferrals.

31.	FORMULA FOR DETERMINING EMPLOYER MATCHING CONTRIBUTIONS (Plan Section 12.1(a)(2))

NOTE:	Regardless of any election below, if the ACP test safe harbor is being used (i.e., Question 30.c. is selected), then the Plan automatically provides that only Elective Deferrals up to 6% of Compensation are taken into account in applying the match set forth below and that the maximum discretionary matching contribution that may be made on behalf of any Participant is 4% of Compensation.

a. ☐	N/A. There will not be any matching contributions (Skip to Question 33).

b. ☒	The Employer … (select 1. or 2.)

1. ☒	may make matching contributions equal to a discretionary percentage, to be determined by the Employer, of the Participant’s Elective Deferrals.

2. ☐	will make matching contributions equal to % (e.g., 50) of the Participant’s Elective Deferrals, plus:

a. ☐	N/A.

b. ☐	an additional discretionary percentage, to be determined by the Employer.

AND, in determining the matching contribution above, only Elective Deferrals up to the percentage or dollar amount specified below will be matched: (select 3. and/or 4. OR 5.)

3. ☐	% of a Participant’s Compensation.

4. ☐	$ .

5. ☒	a discretionary percentage of a Participant’s Compensation or a discretionary dollar amount, the percentage or dollar amount to be determined by the Employer on a uniform basis to all Participants.

c. ☐	The Employer may make matching contributions equal to a discretionary percentage, to be determined by the Employer, of each tier, to be determined by the Employer, of the Participant’s Elective Deferrals.

d. ☐	The Employer will make matching contributions equal to the sum of % of the portion of the Participant’s Elective Deferrals which do not exceed % of the Participant’s Compensation or $ plus % of the portion of the Participant’s Elective Deferrals which exceed % of the Participant’s Compensation or $ , but does not exceed % of the Participant’s Compensation or $ .

NOTE:	If c. or d. above is elected, the Plan may violate the Code Section 401(a)(4) nondiscrimination requirements if the rate of matching contributions increases as a Participant’s Elective Deferrals or Years of Service (or Periods of Service) increase.

PERIOD OF DETERMINING MATCHING CONTRIBUTIONS

Matching contributions will be determined on the following basis (and any Compensation or dollar limitation used in determining the match will be based on the applicable period):

e. ☐	the entire Plan Year.

f. ☒	each payroll period.

g. ☐	all payroll periods ending within each month.

h. ☐	all payroll periods ending with or within the Plan Year quarter.

THE MATCHING CONTRIBUTION MADE ON BEHALF OF ANY PARTICIPANT for any Plan Year will not exceed:

i. ☒	N/A.

j. ☐	$ .

MATCHING CONTRIBUTIONS WILL BE MADE ON BEHALF OF:

k. ☒	all Participants.

l. ☐	only Non-Highly Compensated Employees.

SHALL THE MATCHING CONTRIBUTIONS BE QUALIFIED MATCHING CONTRIBUTIONS?

m. ☐	Yes. If elected, ALL matching contributions will be fully Vested and will be subject to restrictions on withdrawals. In addition, Qualified Matching Contributions may be used in either the ADP or ACP test.

n. ☒	No.

32.	ONLY PARTICIPANTS WHO SATISFY THE FOLLOWING CONDITIONS WILL BE ELIGIBLE TO SHARE IN THE ALLOCATION OF MATCHING CONTRIBUTIONS:

REQUIREMENTS FOR PARTICIPANTS WHO ARE ACTIVELY EMPLOYED AT THE END OF THE PLAN YEAR.

a. ☐	N/A.

b. ☒	No service requirement.

c. ☐	A Participant must complete a Year of Service (or Period of Service if the Elapsed Time Method is elected).
(Could cause the Plan to violate coverage requirements under Code Section 410(b).)

d. ☐	A Participant must complete at least (may not be more than 1,000) Hours of Service during the Plan Year. (Could cause the Plan to violate coverage requirements under Code Section 410(b).)

3rd Amendment Effective July 1, 2009		Bank of Florida Corporation 401(k) Plan
Exhibit “A”	13	June 9, 2009